Exhibit 99.1

CITI TRENDS ANNOUNCES SECOND QUARTER 2014 RESULTS

Second quarter 2014 loss per share of $(0.17) compared with $(0.37) last year

First half 2014 income per share of $0.43 compared with $0.05 last year

Comparable store sales increased 5.3% in second quarter

SAVANNAH, GA (August 20, 2014) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the second quarter of fiscal 2014.

Financial Highlights — Second quarter ended August 2, 2014

Total sales in the second quarter ended August 2, 2014 increased 5.2% to $145.0 million compared with $137.8 million in the second quarter ended August 3, 2013.  Comparable store sales increased 5.3% in the quarter.

Net loss was $(2.6) million, or $(0.17) per diluted share, in the second quarter of 2014 compared with a net loss of $(5.5) million, or $(0.37) per diluted share, in last year’s second quarter.

Financial Highlights — First half ended August 2, 2014

Total sales in the first half of fiscal 2014 increased 4.2% to $333.0 million compared with $319.6 million in the first half of fiscal 2013.  Comparable store sales increased 4.7% in the first half of this year.  Net income increased to $6.5 million compared with $0.7 million in last year’s first half.  Earnings per diluted share were $0.43 in the first half of 2014 compared with $0.05 in the first half of 2013.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2908.  A replay of the conference call will be available until August 27, 2014, by dialing (402) 977-9140 and entering the passcode, 21705727.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, as well as www.cititrends.com/http/ircititrendscom, beginning today at 9 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 509 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith Chief Financial Officer (912) 443-2075	Ed Anderson Chairman & Chief Executive Officer (912) 443-3705

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	August 2, 2014	August 3, 2013
	(unaudited)	(unaudited)
Net sales	$144,987	$137,821

Cost of sales (exclusive of depreciation shown separately below)	(91,540)	(88,299)
Selling, general and administrative expenses	(53,197)	(51,920)
Depreciation	(5,108)	(5,667)
Asset impairment	(83)	(654)
Loss from operations	(4,941)	(8,719)
Interest income	39	67
Interest expense	(56)	(49)
Loss before income tax benefit	(4,958)	(8,701)
Income tax benefit	(2,379)	(3,208)
Net loss	$(2,579)	$(5,493)

Basic net loss per common share	$(0.17)	$(0.37)
Diluted net loss per common share	$(0.17)	$(0.37)

Weighted average shares used to compute basic net loss per share	14,972	14,801
Weighted average shares used to compute diluted net loss per share	14,972	14,801

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013
	(unaudited)	(unaudited)
Net sales	$333,003	$319,649

Cost of sales (exclusive of depreciation shown separately below)	(206,307)	(202,804)
Selling, general and administrative expenses	(107,172)	(103,828)
Depreciation	(10,268)	(11,262)
Asset impairment	(83)	(681)
Income from operations	9,173	1,074
Interest income	92	135
Interest expense	(104)	(96)
Income before income tax expense	9,161	1,113
Income tax expense	2,661	442
Net income	$6,500	$671

Basic net income per common share	$0.44	$0.05
Diluted net income per common share	$0.43	$0.05

Weighted average shares used to compute basic net income per share	14,937	14,776
Weighted average shares used to compute diluted net income per share	14,946	14,778

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	August 2, 2014	August 3, 2013
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$70,707	$61,242
Short-term investment securities	13,033	15,847
Inventory	120,456	120,402
Prepaid and other current assets	19,145	20,046
Property and equipment, net	51,746	65,213
Long-term investment securities	18,135	8,353
Other noncurrent assets	7,830	6,302
Total assets	$301,052	$297,405

Liabilities and Stockholders’ Equity:
Accounts payable	$58,845	$64,292
Accrued liabilities	25,886	24,992
Other current liabilities	3,324	1,903
Noncurrent liabilities	6,588	8,743
Total liabilities	94,643	99,930

Total stockholders’ equity	206,409	197,475
Total liabilities and stockholders’ equity	$301,052	$297,405